Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Cyclo Therapeutics, Inc.’s Registration Statement on Form S-1 (File No. 333-249136) which includes our report dated March 30, 2020, relating to the balance sheets of Cyclo Therapeutics, Inc. as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period then ended.

We also consent to the reference to us under the heading "Experts" in such Registration Statement on Form S-1 (File No. 333-249136).

/s/ WithumSmith+Brown, PC

Orlando, FL

December 9, 2020